UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 3, 2008

LINCOLN BANCORP

(Exact name of registrant as specified in its

charter)

INDIANA

(State of incorporation or organization)

000-25219

(Commission file number)

35-2055553

(I.R.S. Employer

Identification No.)

905 Southfield Drive

Plainfield, Indiana 46168

(Address of principal executive offices)

(317) 839-6539

(Registrant’s Telephone Number,

Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06. Material Impairments

On September 3, 2008 Lincoln Bancorp announced an Agreement of Reorganization and Merger between First Merchants Corporation and Lincoln. On that same date Lincoln determined goodwill with a carrying amount of $23.9 million will be evaluated for impairment in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142). This evaluation requires an extensive fair value determination of Lincoln’s assets and liabilities to determine an estimate of the implied fair value of goodwill.  Impairment will be recognized as a noncash expense as part of the Company’s results of operations for the three month and nine month periods ending September 30, 2008.

As noted in the press release dated September 3, 2008 the transaction value is estimated between $74 million and $77 million depending on the elections of Lincoln’s shareholders.  Assuming the evaluation performed under SFAS 142 results in an implied fair value of the organization excluding goodwill to approximate the transaction value, an indicated range of goodwill impairment would be between $19 million and $22 million. However, the actual results of the impairment evaluation could differ materially from these amounts.

This charge, once determined, will have no effect on the company's cash flow or the regulatory capital of Lincoln Bancorp or Lincoln Bank. Regulatory capital measurements used to assess the strength of individual banks, as well as the safety and soundness of the entire banking system, exclude goodwill as a component of capital.  Lincoln Bank and Lincoln Bancorp’s regulatory capital ratios will be unaffected by the charge. Our latest reported capital ratios, as of June 30, 2008 are as follows: Lincoln Bank is "well-capitalized" with a Tier 1 Risk-Based Capital Ratio of 10.33%, a Leverage Ratio of 8.85%, and a Total Risk-Based Capital Ratio of 11.47%. Lincoln Bancorp is "well capitalized" with Tier 1 Risk-Based and Leverage Ratios of 10.15% and 8.69%, respectively, and a Total Risk-Based Capital ratio of 11.30%. This reduction of goodwill will not affect Lincoln Bank's ability to continue to deliver the high level of service that customers have come to expect.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LINCOLN BANCORP

Date:	September 9, 2008	By: /s/ John M. Baer

John M. Baer

Secretary and Treasurer